Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Tim O’Connor
LoJack Corporation
781-251-4700
LOJACK CORPORATION ELECTS TWO NEW DIRECTORS TO THE BOARD
Gary E. Dilts is an Automotive Industry Veteran and
Marcia J. Hooper is a Technology Development Leader
WESTWOOD, MA — FEBRUARY 15, 2011 — LoJack Corporation (NASDAQ: LOJN) today announced it has elected two new directors to the LoJack Board, effective February 22, 2011: Gary E. Dilts and Marcia J. Hooper, who both bring highly relevant expertise to the Board. Mr. Dilts is an automotive industry veteran, with more than 35 years of experience in sales, operations and auto dealer relations. Ms. Hooper has held senior management positions with several early stage technology development firms focused on software and services, and served on a broad range of boards.
In announcing these appointments, Richard T. Riley, Chairman of the Board, President and Chief Executive Officer said, “We are very pleased to have Gary and Marcia join our Board, as both offer unique strengths and experience that will serve our board well. Gary is a recognized leader in the automotive industry, having held senior positions with J.D. Power and Associates and DaimlerChrysler. Marcia has a breadth of experience in the technology, software and service arenas and has served as a board member for a wide range of public companies.”
With the addition of Mr. Dilts and Ms. Hooper, the LoJack Board of Directors will be comprised of seven independent directors and one corporate officer.
Gary Dilts has more than three decades of experience in the global automotive industry and is a recognized industry thought leader. He currently serves as Principal of Automotive Command LLC and is the Managing Partner and a member of the Board of Directors for Veritas Automotive and Machinery. His industry experience includes serving as Senior Vice President, Global Automotive for J.D. Power and Associates and Senior Vice President, U.S. Sales for DaimlerChrysler, a company he was with for 30 years. He has served on a range of boards for companies such as PriceLock/Global Electric Motors (GEM) LLC, and Automotive Retailing Today.
Marcia Hooper has extensive experience in early-stage technology driven companies. She is currently President of the venture capital firm HooperLewis, LLC, where she has focused on technology-based businesses. Ms. Hooper has also served as Partner for Castile Ventures, Advent International, Viking Capital and Ampersand Ventures/PaineWebber Ventures. Earlier in her career, she worked for IBM Corporation. She has served on the boards of several public and private companies.

About LoJack Corporation
LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles — having recovered more than USD$5 billion in stolen assets worldwide. LoJack’s core competencies are being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive conditions such as autism and Alzheimer’s. LoJack has proven processes and technology for recovery — Radio Frequency — and unique integration with law enforcement agencies, making its offerings proven solutions that not only deliver a wide range of recoveries, but also enhance public safety. LoJack’s Stolen Vehicle Recovery System operates in 28 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit www.lojack.com, www.twitter.com/LoJackCorp or www.Facebook.com/LoJackCorp
Safe Harbor Regarding Forward Looking Statements
From time to time, information provided by the company or statements made by its employees may contain “forward-looking“statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity, revenue, profit, adjusted EBITDA and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (i) the continued and future acceptance of the company’s products and services; (ii) our ability to obtain financing from lenders; (iii) the outcome of ongoing litigation involving the company; (iv) the rate of growth in the industries of the company’s customers; (v) the presence of competitors with greater technical, marketing, and financial resources; (vi) the company’s customers’ ability to access the credit markets; (vii) the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; (viii) the company’s ability to successfully expand its operations; and (ix) changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2009.
The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.